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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM 4 AMENDED

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Hassanein, Salah M.
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   (Last)                           (First)             (Middle)

514 Via de la Valle, Suite 209
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                                    (Street)

Solana Beach, CA  92075
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

The Todd-AO Corporation (NASDAQ:TODDA)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

August 1998
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5. If Amendment, Date of Original (Month/Year)

August 1998
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   President and Chief Executive Officer

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class A
Common Stock                          08/19/98        P       V      10,000       A     $7.9375
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Class A
Common Stock                                                                                      50,000         I        Note (1)
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Class A
Common Stock                                                                                     357,043         I        Note (2)
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Class A                                                                                          110,000         I        Note (3)
Common Stock
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Class A
Common Stock                                                                                     235,000(4)      D
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====================================================================================================================================

Notes

(1)  Held as trustee of charitable trust.
(2)  Held by living trust
(3)  Held by wholly owned corporation.
(4) Includes stock option for 225,000 shares of Class A stock exercisable within sixty days.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                                Class A
Stock Option        $3.263                                  12/24/94 08/31/2003 Common    110,000(5)      110,000(5)  D
                                                                                Stock
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                                                                                Class A
Stock Option        $5.063                                  10/21/95 08/31/2004 Common     66,000(5)       66,000(5)  D
                                                                                Stock
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                                                                                Class A
Stock Option        $10.50                                  01/08/97 08/31/2003 Common    100,000(5)      100,000(5)  D
                                                                                Stock
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====================================================================================================================================

Explanation of Responses:

(5)  Subject to vesting restrictions.


       /s/ Salah M. Hassanein                                August 31, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.


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